As filed with the Securities and Exchange Commission on July 1, 2025

Registration No. 333-283063

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Redfin Corporation

(Exact name of registrant as specified in its charter)

Delaware	74-3064240
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1099 Stewart Street, Suite 600

Seattle, WA 98101

(Address of Principal Executive Offices)

Glenn Kelman

Chief Executive Officer

Redfin Corporation

1099 Stewart Street, Suite 600

Seattle, WA 98101

(206) 576-8610

(Name, address and telephone number, including area code, of agent for service)

With a copies to:

Anthony Kappus

Chief Legal Officer

Redfin Corporation

1099 Stewart Street, Suite 600

Seattle, WA 98101

(206) 576-8610

 Alan C. Smith

Katherine K. Duncan

Chelsea Anderson

Fenwick & West LLP

401 Union Street, 5th Floor

Seattle, WA 98101

(206) 389-4510

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) is being filed by Redfin Corporation (the “Registrant”), to deregister any and all securities registered but unsold or otherwise unissued under the Registration Statement on Form S-3 (No. 333-283063), filed with the Securities and Exchange Commission on November 7, 2024 (the “Registration Statement”), relating to the registration of the Registrant’s common stock, preferred stock, debt securities, warrants subscription rights and/or units consisting of some or all of these securities.

On July 1, 2025, pursuant to the previously announced Agreement and Plan of Merger, dated as of March 9, 2025, by and among the Registrant, Rocket Companies, Inc., a Delaware corporation (“Rocket”) and Neptune Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Rocket (“Neptune Merger Sub”), Neptune Merger Sub merged (the “Merger”) with and into the Registrant, with the Registrant surviving the Merger as a wholly owned subsidiary of Rocket.

As a result of the consummation of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statement that remain unsold or otherwise unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington on July 1, 2025.

REDFIN CORPORATION

By:	/s/ Glenn Kelman
Glenn Kelman
Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.